Exhibit 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:          August 9, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF FISCAL 2013

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended June 30, 2013 of $141,000 compared to net income of $272,000 for the three months ended June 30, 2012. On a per share basis, the Company is reporting net income of $0.02 per share for the quarter ended June 30, 2013, compared to net income of $0.04 per share (as adjusted for our “second-step” conversion) for the quarter ended June 30, 2012.  Additionally, the Company is reporting a net loss of $33,000, or $0.01 per share, for the nine months ended June 30, 2013 compared to net income of $1.7 million, or $0.27 per share, for the nine months ended June 30, 2012 (as adjusted for our “second-step” conversion).

The Company’s net interest income for the three and nine months ended June 30, 2013 was $3.9 million and $11.5 million, respectively, a decrease of $403,000 and $1.7 million, respectively, compared to the three and nine month periods ended June 30, 2012.  The Company's net interest rate spread of 2.32% and net interest margin of 2.48% for the three months ended June 30, 2013 decreased when compared to a net interest rate spread of 2.67% and a net interest margin of 2.80% for the third quarter of fiscal 2012. Similarly, the Company's net interest rate spread of 2.23% and net interest margin of 2.40% for the first nine months of fiscal 2013 decreased when compared to a net interest rate spread of 2.70% and a net interest margin of 2.84% for the first nine months of fiscal 2012.

The Company’s interest and dividend income decreased for the three month period ended June 30, 2013 by $793,000, or 12.6%, over the comparable fiscal 2012 period to $5.5 million.  Interest income on loans decreased in the three months ended June 30, 2013 over the prior comparable period in fiscal 2012 by $963,000, or 16.3%.  The decrease in interest earned on loans in the third quarter of fiscal 2013 was due primarily to a $31.3 million, or 6.6%, decrease in the average balance of our outstanding loans as well as a 51 basis point decrease in the average yield earned on our loan portfolio in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012.  Interest income on investment securities increased by $151,000, or 36.8%, in the third quarter of fiscal 2013 compared to the comparable prior fiscal year period.  The average yield on investment securities of 1.86% for the three months ended June 30, 2013 remained the same compared to the third quarter of fiscal 2012.

The Company’s interest and dividend income decreased for the nine month period ended June 30, 2013 by $2.7 million, or 13.9%, over the comparable fiscal 2012 period to $16.9 million.  Interest income on loans decreased in the nine months ended June 30, 2013 over the prior comparable period in fiscal 2012 by $2.9 million, or 15.7%.  The decrease in interest earned on loans in the first nine months of fiscal 2013 was due primarily to a $35.5 million, or 7.4%, decrease in the average balance of our outstanding loans as well as a 46 basis point decrease in the average yield earned on our loan portfolio in the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012.  Interest income on investment securities increased by $86,000, or 6.7%, in the first nine months of fiscal 2013 over the comparable prior fiscal year period.  The average yield on investment securities decreased 18 basis points to 1.81% for the nine months ended June 30, 2013 from 1.99% for the same period ended 2012.

The Company’s interest expense for the three month period ended June 30, 2013 was $1.6 million, a decrease of $390,000 from the three month period ended June 30, 2012. The reason for the decrease in interest expense in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012 was a 28 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $13.1 million, or 2.6%, in the third quarter of fiscal 2013 compared to third quarter of fiscal 2012 due primarily to a $7.5 million decrease in the average balance of money market accounts. The average rate paid on total deposits decreased to 0.96% for the third quarter of fiscal 2013 from 1.24% for the third quarter of fiscal 2012.  Our expense on borrowings amounted to $426,000 in the third quarter of fiscal 2013 compared to $427,000 in the third quarter of fiscal 2012.  The average balance of our borrowings decreased by $468,000 in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012.  The average rate paid on borrowed funds increased to 3.55% in the third quarter of fiscal 2013 compared to 3.52% in the third quarter of fiscal 2012.

The Company’s interest expense for the nine month period ended June 30, 2013 was $5.4 million, a decrease of $1.0 million from the nine month period ended June 30, 2012. The reason for the decrease in interest expense in the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012 was a 22 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $14.2 million, or 2.7%, in the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012 due primarily to a $13.4 million decrease in the average balance of money market accounts. The average rate paid on total deposits decreased to 1.09% for the first nine months of fiscal 2013 from 1.31% for the first nine months of fiscal 2012.  Our expense on borrowings amounted to $1.3 million in the first nine months of fiscal 2013, which was relatively constant with the amount in the first nine months of fiscal 2012.  The average balance of our borrowings decreased by $716,000 in the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012, however, the average rate paid on borrowed funds increased slightly to 3.55% in the first nine months of fiscal 2013 compared to 3.53% in the first nine months of fiscal 2012.

There was a $190,000 recovery to the allowance for loan losses for the quarter ended June 30, 2013 compared to a $335,000 provision for the quarter ended June 30, 2012.  The recovery during the three months ended June 30, 2013 primarily reflects an $11.5 million reduction in total classified and criticized loans as well as the overall shrinkage of our loan portfolio. For the nine months ended June 30, 2013, the provision for loan losses was $1.3 million compared to $360,000 for the nine months ended June 30, 2012. A $1.1 million recovery to the allowance for loan losses during the first nine months of fiscal 2012 contributed to the $895,000 difference in the provision for loan losses during the comparable nine-month periods of fiscal 2013 and fiscal 2012. As of June 30, 2013, the balance of the allowance for loan losses was $6.1 million, or 1.42% of gross loans and 41.63% of non-accruing loans, compared to an allowance for loan losses of $7.6 million or 1.64% of gross loans and 77.76% of non-accruing loans at September 30, 2012.

At June 30, 2013, our total non-performing assets amounted to $19.7 million, a $1.9 million reduction compared to total non-performing assets at March 31, 2013 and an increase of $5.3 million compared to total non-performing assets at September 30, 2012. At June 30, 2013, the Company’s total non-performing assets and performing troubled debt restructurings totaled $23.2 million compared to $28.0 million at March 31, 2013 and $22.5 million at September 30, 2012. Our net charge-offs to the allowance for loan losses for the three months ended June 30, 2013 were $52,000, a decrease of $376,000, or 87.9%, compared to $428,000 of net charge-offs during the three months ended June 30, 2012. Our net charge-offs for the nine months ended June 30, 2013 were $2.8 million, a $298,000, or 12.0%, increase compared to $2.5 million of net charge-offs during the nine months ended June 30, 2012. Charge-offs increased during the fiscal 2013 periods primarily due to a $959,000 charge-off taken during the quarter ended March 31, 2013 with respect to four construction and development loans to one borrower These four loans are for site development for a 190 unit residential townhouse community in Downingtown, Pennsylvania, and for the demolition and redevelopment for mixed use commercial and residential purposes of six duplex multi-family homes and nine parcels of vacant land on approximately seven acres in Downingtown, Pennsylvania.

The Company’s other, or non-interest, income decreased by $7,000, to $444,000 for the three months ended June 30, 2013 compared to $451,000 for the three months ended June 30, 2012.  The decrease in other income during the third quarter of fiscal 2013 was due to a $314,000 net loss on sale of loans, due primarily to a $416,000 loss on the sale of a $2.1 million commercial real estate loan which had been classified as substandard. These decreases were partially offset by a $253,000 increase in net gain on of sale of investments, a $26,000 increase in service charges and other fees and a $26,000 increase in earnings on bank-owned life insurance (“BOLI”).

The Company's other, or non-interest, income increased by $434,000, or 22.3% to $2.4 million for the nine months ended June 30, 2013 compared to $1.9 million for the nine months ended June 30, 2012. The increase in other income during the first nine months of fiscal 2013 was primarily due to a one-time, tax-free death benefit payment of $596,000 received pursuant to a BOLI policy. In addition, we recorded a net gain on the sale of loans in the secondary market in the amount of $289,000 during the nine months ended June 30, 2013 while there were no loan sales for the nine months ended June 30, 2012.

The Company’s other, or non-interest, expense increased by $319,000, or 7.8%, to $4.4 million in the quarter ended June 30, 2013 compared to $4.1 million for the quarter ended June 30, 2012. The increase in other expenses in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012 was due primarily to a $211,000 increase in salaries and employee benefits and a $177,000 increase in professional fees.  These increases were partially offset by a $131,000 decrease in other real estate owned expense in the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012.  For the third quarter of fiscal 2013, the Company had an income tax benefit of $41,000 compared to income tax expense of $32,000 for the third quarter of fiscal 2012.  The income tax benefit for the quarter ended June 30, 2013 primarily reflects the $204,000 difference in income/loss before taxes during the quarter ended June 30, 2013 compared to the quarter ended June 30, 2012.  Our effective Federal tax rate was (41.0%) and 10.4% for the three months ended June 30, 2013 and 2012, respectively.

The Company’s other, or non-interest, expense increased by $855,000, or 6.9% to $13.3 million in the nine months ended June 30, 2013 compared to $12.5 million for the nine months ended June 30, 2012. The increase in other expenses in the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012 was due primarily to a $694,000 increase in salaries and employee benefits.  The increase in salaries and employee benefits expense in the nine months ended June 30, 2013 primarily reflects an increase in the number of employees in our secondary market program as well as the increase in support staff in the Credit Review Department and Mortgage Loan Department. Our other operating expense increased by $201,000 in the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012. These increases were partially offset by a $121,000 decrease in other real estate owned expense in the nine months ended June 30, 2013 compared to the nine months ended June 30, 2012. For the first nine months of fiscal 2013, the Company had an income tax benefit of $638,000 compared to income tax expense of $620,000 for the first nine months of fiscal 2012. The income tax benefit for the nine months ended June 30, 2013 primarily reflects the $3.0 million difference in income/loss before taxes during the nine months ended June 30, 2013 compared to the nine months ended June 30, 2012.  Our effective Federal tax rate was (95.1%) and 26.2% for the nine months ended June 30, 2013 and 2012, respectively.  The significant difference in our effective federal tax rate for the nine months ended June 30, 2013 compared to the nine months ended June 30, 2012 primarily reflects our $671,000 loss before income taxes in the current fiscal year period compared to $2.4 million in income before income taxes in the comparable period in fiscal 2012 as well as an increase of $630,000 in BOLI benefit income in the fiscal 2013 period which is not subject to federal income taxes.

The Company’s total assets decreased $45.9 million or 6.5% to $665.9 million at June 30, 2013 compared to $711.8 million at September 30, 2012. The decrease was primarily due to a $64.5 million or 48.9% decrease in cash and cash equivalents and a $33.1 million or 7.2% reduction in net loans receivable. These decreases were partially offset by a $44.9 million or 55.8% increase in investment securities and a $5.9 million increase in bank owned life insurance. The decrease in cash and cash equivalents at June 30, 2013 compared to September 30, 2012 was due to a $20.8 million refund of excess stock subscriptions received in our second-step conversion and stock offering, as well as the utilization of cash to purchase additional investment securities during the period.  Our portfolio of investment securities, all of which are held for sale, increased by $44.9 million to $125.5 million at June 30, 2013 compared to $80.5 million at September 30, 2012. The $33.1 million decrease in net loans receivable was due primarily to a $27.9 million decline in commercial real estate loans, as well as a $9.2 million decrease in consumer second mortgage loans.

The Company’s total liabilities decreased $77.8 million or 12.0% to $571.4 million at June 30, 2013 compared to $649.2 million at September 30, 2012. The decrease was primarily due to the elimination of the $56.7 million in stock subscription escrow, reflecting the closing of our “second-step” conversion on October 11, 2012, and a $23.9 million decrease in total deposits. Our total deposits were $517.1 million at June 30, 2013 compared to $541.0 million at September 30, 2012.

Shareholders’ equity increased by $31.9 million to $94.5 million at June 30, 2013 compared to $62.6 million at September 30, 2012.  The increase was primarily due to the $34.7 million in net proceeds received from the stock offering undertaken as part of the “second-step” conversion of the Bank from the mutual holding company structure to the stock holding company structure, which was completed on October 11, 2012. Our ratio of equity to assets was 14.20% at June 30, 2013.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.

SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At June 30, 2013	At September 30, 2012
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$665,907	$711,812
Loans receivable, net	423,943	457,001
Securities available for sale	125,451	80,508
FHLB borrowings	48,000	48,085
Deposits	517,138	540,988
Shareholders’ equity	94,549	62,636
Total liabilities	571,358	649,176
Allowance for loan losses	6,060	7,581
Non-accrual loans	14,558	9,749
Non-performing assets	19,692	14,343
Performing troubled debt restructurings	3,468	8,187
Non-performing assets and performing troubled debt restructurings	23,160	22,530

	Three Months Ended June 30,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,528	$6,321
Total interest expense	1,626	2,016
Net interest income	3,902	4,305
(Recovery) provision for loan losses	(190)	335
Net interest income after (recovery) provision for loan losses	4,092	3,970
Total other income	444	451
Total other expense	4,436	4,117
Income tax (benefit) expense	(41)	32
Net income	$141	$272
Net earnings per share*	$0.02	$0.04
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Nine months Ended June 30,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$16,941	$19,667
Total interest expense	5,411	6,420
Net interest income	11,530	13,247
Provision for loan losses	1,255	360
Net interest income after provision for loan losses	10,275	12,887
Total other income	2,375	1,941
Total other expense	13,321	12,466
Income tax (benefit) expense	(638)	620
Net (loss) income	$(33)	$1,742
Net (loss) earnings per share*	$(0.01)	$0.27
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Three Months Ended June 30,		Nine months Ended June 30,
	2013	2012	2013	2012
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.51%	4.11%	3.53%	4.21%
Average rate on interest-bearing liabilities	1.19	1.44	1.30	1.51
Net interest rate spread(2)	2.32	2.67	2.23	2.70
Net interest margin(3)	2.48	2.80	2.40	2.84
Total non-interest expense to average assets	2.63	2.53	2.68	2.53
Efficiency ratio(4)	102.07	86.56	95.80	82.08
Return on average assets	0.08	0.17	(0.01)	0.35
Return on average equity	0.58	1.74	(0.05)	3.75

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	3.40%	2.26%	3.40%	2.26%
Non-performing assets as a percent of total assets	2.96	2.27	2.96	2.27
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.48	3.53	3.48	3.53
Allowance for loan losses as a percent of non-accrual loans	41.63	75.11	41.63	75.11

Capital Ratios(5):
Total risk-based capital to risk weighted assets	21.52%	14.13%	21.52%	14.13%
Tier 1 risk based capital to risk weighted assets	20.27	12.87	20.27	12.87
Tangible capital to tangible assets	11.99	8.39	11.99	8.39
Tier 1 leverage (core) capital to adjusted tangible assets	11.99	8.39	11.99	8.39
Shareholders’ equity to total assets	14.20	9.51	14.20	9.51

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(1) Ratios have been annualized where appropriate.
(2) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	June 30, 2013	March 31, 2013	September 30, 2012
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,844	$1,266	$1,402
Commercial:
Commercial real estate	1,398	2,631	1,778
Consumer:
Home equity lines of credit	72	203	220
Second mortgages	789	763	1,140
Other	9	1	4
Total	$4,112	$4,864	$4,544

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings (“TDR”) are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	June 30, 2013	March 31, 2013	September 30, 2012
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$2,360	$3,585	$3,540
Construction and development:
Residential and commercial(1)	8,395	9,496	3,788
Commercial:
Commercial real estate(2)	2,907	3,200	1,458
Other	163	182	201
Consumer:
Home equity lines of credit	20	22	23
Second mortgages	713	767	739
Total non-accruing loans	14,558	17,252	9,749
Other real estate owned and other foreclosed assets:
Residential mortgage	2,025	1,238	1,262
Construction and development:
Residential and commercial	801	-	-
Commercial:
Commercial real estate	1,721	2,280	2,405
Other	171	405	486
Consumer:
Third mortgages	416	416	441
Total REO	5,134	4,339	4,594
Total non-performing assets	19,692	21,591	14,343
Performing troubled debt restructurings:
Residential mortgage	540	547	864
Construction and development:
Land	-	1,142	1,148
Commercial:
Commercial real estate	2,755	4,529	6,000
Other	173	175	175
Total TDRs	3,468	6,393	8,187
Total non-performing assets and performing troubled debt restructurings	$23,160	$27,984	$22,530
Ratios:
Total non-accrual loans as a percent of gross loans	3.40%	3.83%	2.11%
Total non-performing assets as a percent of total assets	2.96%	3.16%	2.01%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.48%	4.09%	3.17%
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(1) Includes six loans classified as TDRs in the aggregate amount of $8.4 million at June 30, 2013 and $8.6 million at March 31, 2013 and two loans classified as TDRs in the aggregate amount of $1.4 million at September 30, 2012.

(2) Includes two loans classified as TDRs in the aggregate amount of $2.0 million at June 30, 2013 and one loan classified as a TDR in the amount of $1.4 million at March 31, 2013.